AMENDMENT NO. 1
                      TO
           ASSET PURCHASE AGREEMENT


          This AMENDMENT NO. 1 TO ASSET
PURCHASE AGREEMENT (this "Amendment") dated as of May 16, 2000 is entered into by and among LAMONTS APPAREL, INC., a Delaware corporation
("Seller"), in its capacity as debtor-in-possession in Case No. 00-00045 (TTG) in the United States Bankruptcy Court for the Western
District of Washington, and GOTTSCHALKS INC., a Delaware corporation ("Buyer").

              W I T N E S S E T H

          WHEREAS, Seller and Buyer are party
to that certain Asset Purchase Agreement dated as of April 24, 2000 (the "Agreement;"
capitalized terms used but not defined herein being used herein as therein defined); and

          WHEREAS, Seller and Buyer desire to
amend the Agreement on the terms and
conditions hereinafter set forth.

          NOW THEREFORE, in consideration of
the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties do hereby agree as follows:

          Section 1.     Amendments to the Agreement and
the Disclosure Schedule.

          (a)  That certain letter agreement dated May
11, 2000 by and between Buyer and Seller and the modifications to the Agreement set forth therein are incorporated herein by this reference.

          (b) The first sentence of Section 3.1 of the Agreement is hereby amended to read in its entirety as follows:

          "The total purchase price
          (the "Total Purchase
          Price") to be paid to
          Seller by Buyer for the
          Purchased Assets shall be
          (a) the assumption of the
          Assumed Liabilities, plus
          (b) $20,102,000 in cash
          (the "Cash Portion")."

          (c) The following text is hereby added as the second sentence of Section 3.2 of the
Agreement:

          "Notwithstanding the
          foregoing, effective as of
          June 1, 2000, Seller shall
          assign and transfer to
          Buyer all of Seller's
          right, title and interest
          in, to and under that
          certain Lease Guarantee to
          Distribution Center Lease
          identified in Section
          1.2(7) of the Disclosure
          Schedule, and Buyer shall,
          effective as of June 1,
          2000, assume and undertake
          to perform Seller's
          obligations thereunder,
          but only if and to the
          extent that the same arise
          on or after June 1, 2000.

          (d) The following text is hereby added to the Agreement as new Section 3.3(g) thereof:

          "A warranty deed in the
          State of Washington
          conveying all of Seller's
          right, title and interest
          in and to all of the
          improvements located on
          the real property leased
          under the Lease for Store
          558, Silverdale (Kitsap
          Mall)."

          (e)  The Disclosure Schedule (including, but
not limited to, Sections 1.2(9), 1.2(28), 1.2(36), 2.1(a), 4.3 and 4.5 thereof) is hereby amended to delete any and all
references to Store 540, Alderwood.

          (f) The following text is hereby added as the second sentence of Section 6.5(a) of the
Agreement:

          "Without limiting the
          foregoing, Seller shall
          continue to be liable for
          the payment of all rent
          (including, but not
          limited to, percentage
          rent), liabilities and
          other charges due or which
          accrue (whether or not yet
          due and payable) under the
          Leases, the Assumed Mall
          Agreements and the Assumed
          Contracts prior to
          midnight on the day
          immediately prior to the
          Closing Date."

          (g) The following text is hereby added to the Agreement as new Section 6.8 thereof:

          "Commencement of
          Operations.  Buyer shall
          commence operations at the
          following locations on or
          prior to September 1,
          2000:  Burien, Crossroads,
          Shadle, Westwood Village,
          Factoria, Northgate
          (Seattle - #528),
          Aberdeen, Kitsap, and
          Coeur D'Alene."

          Section 2.     No Amendments Other Than as
Expressly Specified. Except as expressly amended, modified or supplemented hereby, the Agreement shall remain in full force and effect in accordance with its terms.

          Section 3.     General.  This Amendment may be
amended only by agreement in writing of both parties. This Amendment and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and performed in such State and without regard to conflicts of law doctrines. The descriptive headings of the articles, sections and subsections of this Amendment are for convenience only and do not constitute a part of this Amendment. This
Amendment may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement. If any provision of this Amendment is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Amendment shall remain in full force and effect provided that the essential terms and conditions of this Amendment for all parties remain valid, binding and enforceable.

          IN WITNESS WHEREOF, each of the
parties hereto has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.


                              LAMONTS APPAREL, INC.



                             By:/s/ Debbie Brownfield
                             Title: Chief Financial Officer


                              GOTTSCHALKS INC.



                              By: /s/ Michael S.Geele
                              Title:  Senior Vice President and
                                      Chief Financial Officer